Exhibit 99.1
For Immediate Release
From:
Xponential, Inc.
6400 Atlantic Boulevard, Suite 190
Norcross, Georgia 30071
Company Contact: Dwayne Moyers,
817-731-9559
For Immediate Release
Xponential, Inc Reports Net Loss of $507,000 or $0.21 per share for the Quarter Ended March 31, 2006
NORCROSS, Georgia (May 17, 2006) - Xponential, Inc. (OTCBB:XPOI) today reported a net loss of $507,000 ($538,000 net loss allocable per common shareholder after effect of preferred stock dividends or $(0.22) per common share) for the three months ended March 31, 2006, its third quarter of fiscal 2006. Net loss for the nine months ended March 31, 2006 totaled $734,000 ($828,000 net loss allocable per common shareholder after effect of preferred stock dividends or $(0.34) per common share).
Operating income for the third fiscal 2006 quarter totaled $306,000, compared to $111,000 for the comparative 2005 quarter, a 175.6% increase. Operating income for the nine months ended March 31, 2006 totaled $807,000 compared to $573,000 for the nine months ended March 31, 2005, a 40.8% increase.
Total revenues for the current quarter totaled $5,163,000, compared to $4,849,000 for the comparative 2005 quarter, an increase of 6.5%. Gross profit increased to $2,732,000 for the 2006 quarter, compared to $2,390,000 for the comparable 2005 quarter, an increase of 14.3%. For the nine months ended March 31, 2006, gross profit increased to $7,906,000 from $7,362,000 for the comparative nine months ended March 31, 2005, a 7.4% increase.
Interest and dividend income for the current quarter totaled $238,000, compared to $124,000 for the comparative 2005 quarter. Interest expense for the current quarter totaled $520,000, compared to $174,000 for the comparative 2005 quarter, an increase of $346,000 due to the total sales of $19,282,000 of the Company’s 8% Limited Recourse Secured Subordinated Convertible Notes (“Convertible Notes”) as of March 31, 2006. The Company has sold an additional $627,000 of Convertible Notes from April 1, 2006 through May 12, 2006.
The Company’s wholly-owned subsidiary, PawnMart, Inc. (PawnMart), operates 26 pawn shops in Georgia and North Carolina. PawnMart generated earnings before interest, taxes, depreciation and amortization (EBITDA) of $628,000 for the third fiscal 2006 quarter compared to $475,000 for the comparative 2005 quarter, a 32.2% increase. For the nine months ended March 31, 2006, EBITDA increased 13.5% to $1,781,000 compared to $1,569,000 for the comparative 2005 period.

PawnMart generated store profitability, which the Company defines as EBITDA excluding corporate administrative expenses, of $1,141,000 in the third fiscal 2006 quarter compared to $940,000 for the comparable 2005 quarter, a 21.4% increase. For the nine months ended March 31, 2006, store profitability increased to $3,240,000 or 9.2% compared to $2,967,000 for the 2005 comparative period.
EBITDA and store profitability are not generally accepted accounting principle (GAAP) measures. Management believes that EBITDA and store profitability provide additional information with respect to PawnMart’s ability to meet its debt service, capital expense and working capital requirements. The following table reconciles EBITDA and store profitability for PawnMart to net income for the Company for the three and nine months ended March 31, 2006 and 2005 (in thousands):

	Three Months		Nine Months
	Ended		Ended
	March 31,		March 31,
	2006	2005	2006	2005
Net Income (Loss)	$(507)	$18	$(227)	280
Plus:
Income taxes and interest expense	588	217	1,302	741
Loss on futures contracts	463	—	936	—
Less:
Interest and dividend income, gain on sales of marketable securities	(238)	124)	(697)	(448)
Operating Income	306	111	807	573
Plus:
Depreciation and amortization	93	108	291	324
EBITDA	399	219	1,098	879
Plus:
Parent general and administrative expenses	229	299	683	800
Less:
Management advisory income	—	(43)	—	(128)
EBITDA — PawnMart	628	475	1,781	1,569
Plus:
General and administrative expenses	513	465	1,459	1,398
Store profitability	$1,141	$940	$3,240	$2,967

Mr. Dwayne Moyers, Chairman and Chief Executive Officer, said “Our pawn operations continue to improve as demonstrated by the increases in operating income, EBITDA and store profitability year over year. Overall results were negatively impacted due the effect from the futures contracts sold to hedge our inventories when gold prices were approximately $450 per ounce. We expect that these losses will be recovered when the gold jewelry inventory is sold or the excess plain gold jewelry is refined and liquidated. We have started liquidating excess plain gold jewelry and are reducing our futures contracts as our gold jewelry inventory levels decrease.”
He also stated “We have initiated a tender offer to acquire an interest in Integrity Mutual Funds, Inc. We believe the acquisition will provide an excellent strategic investment that will allow the Company to expand into the financial services market in which management has extensive experience.”
Mr. Moyers reported that “The offering of our 8% Limited Recourse Convertible Notes is nearly completed. We have sold over $19.7 million of the $20 million offering to date. We will continue to actively seek acquisition opportunities in markets in which our management team has proven expertise.”
Xponential, Inc. is a diversified holding company. Its wholly-owned subsidiary, PawnMart, is a specialty finance and retail business principally engaged in establishing and operating pawn shops which advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to value-conscious consumers.
Forward-Looking Statements
This release may contain forward-looking statements about the business, financial condition and prospects of Xponential, Inc. Forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “exploring,” or other variations thereon, or comparable terminology, or by discussions of strategy. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstance on which any such statement is based. Certain factors that may affect the Company’s future results are difficult to predict and many are beyond the control of the Company, but may include changes in regional, national or international economic conditions, the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, future business decisions, and other uncertainties.
Xponential, Inc. is currently trading under the symbol XPOI on the OTC Bulletin Board.
For information contact Dwayne Moyers, Chief Executive Officer, at 817-731-9559 or Robert Schleizer, Chief Financial Officer, at 678-720-0660.